EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-39055, 333-43934, 333-51229, 333-58522 and 333-122387 on Form S-8 of Pericom Semiconductor Corporation of our reports dated September 12, 2006 relating to the financial statements and financial statement schedule of Pericom Semiconductor Corporation as of July 1, 2006 and for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of July 1, 2006 and the effectiveness of internal control over financial reporting as of July 1, 2006, which appear in this Annual Report on Form 10-K.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California

September 13, 2006